EXHIBIT 23.8


           CONSENT OF LEO JEGARD ET ASSOCIES, INDEPENDENT ACCOUNTANTS

We have audited the balance sheets of ECI Telecom sarl France as of december 31, 2001 and 2000 and our INDEPENDENT AUDITOR'S REPORT has been issued on February 5, 2002.

We are aware that the financial statements of the Company which we have audited are consolidated in the financial statements of ECI Telecom Limited.

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ECI Telecom Ltd. Employee Share Incentive Plan 2002 of our report dated February 5, 2002, with respect to the financial statements and schedule of ECI Telecom Ltd. included in ECI Telecom Ltd.'s annual report on Form 20-F for the year ended December 31, 2001, filed with the Securities and Exchange Commission on June 28, 2002.

Leo Jegard et Associes
Pierre-Bernard WILLOT
February 28, 2003
/s/ Leo Jegard et Associes